Exhibit 99.1

NEWS RELEASE

NYSE:LDG

Contact: Phyllis Proffer 925-979-3979

Longs Drug Stores Announces Todd Vasos

Executive Vice President and Chief Operating Officer

WALNUT CREEK, CA (March 7, 2008) – Longs Drug Stores Corporation (NYSE:LDG) today announced that Todd J. Vasos has been named executive vice president and chief operating officer, effective immediately. He succeeds Karen Stout who has left the Company. Vasos will be responsible for store operations, marketing, merchandising, construction and loss prevention.

Vasos joined Longs in 2001 as senior vice president of marketing. He was named senior vice president and chief merchandising officer in March of 2005. Immediately prior to joining Longs, Vasos was with the drug store chains, Phar-Mor, Inc. from 1994 to 2001 and Eckerd Drug from 1983 to 1994. He has more than 25 years of retail experience and a Bachelor’s degree from Western Carolina University.

Larry Gatta, group vice president of marketing is being promoted to senior vice president and chief merchandising officer. He joined Longs in 2002 as vice president of marketing. With more than 25 years of retail marketing and merchandising experience, Gatta had worked for a number of retailers prior to joining Longs including Rite Aid, Phar-Mor and Giant Eagle/Tamco. He has a Bachelor’s degree from Youngstown State University.

Linda Voracek, divisional merchandise manager responsible for cosmetics and toiletries is being promoted to vice president of marketing and will be responsible for all front-end merchandise categories. Immediately prior to joining Longs in 2003 she was a category manager with Kmart for six years and had worked in product development for Shurfine for five years prior to joining Kmart.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 510 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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